Exhibit 10.19

FINAL

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”), effective as of July 25, 2014 (the “Effective Date”), by and between LuLu’s Holdings, LLC, a Delaware limited liability company (the “Company”), and H.I.G. Capital, LLC, a Delaware limited liability company (the “Consultant”).

PRELIMINARY STATEMENTS

The Consultant has rendered certain services to the Company, its subsidiaries and affiliates in connection with the creation of the Company, the acquisition of all of the issued and outstanding equity of LuLu’s Fashion Lounge, Inc. and the related transactions in connection therewith (the “Original Transaction”). On the terms and subject to the conditions contained in this Agreement, the Company desires to engage certain services of the Consultant described herein and the Consultant desires to perform such services for the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of the Consultant. The Company appoints the Consultant and the Consultant accepts appointment on the terms and conditions provided in this Agreement as a consultant to the Company’s and its subsidiaries’ businesses, including any other corporations hereafter formed or acquired by the Company or any of its subsidiaries to engage in any business.

2. Board of Managers Supervision. The activities of the Consultant to be performed under this Agreement shall be subject to the supervision of the Board of Managers of the Company (the “Board”) and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time to time. Where not required by applicable law or regulation, the Consultant shall not require the prior approval of the Board to perform its duties under this Agreement.

3. Authority of the Consultant; Scope of Services. Subject to any limitations imposed by applicable law or regulation, the Consultant shall render or cause to be rendered those services to the Company and its subsidiaries which are set forth on the attached “Company Management Scope of Services” exhibit, including conducting relations on behalf of the Company or its subsidiaries with accountants, attorneys, financial advisors and other professionals with respect to such services, and otherwise the Consultant shall render or cause to be rendered those services to the Company and its subsidiaries which are mutually agreed by the Company and the Consultant, which services may include, without limitation:

(i) general operations planning, executive, management and consulting services;

(ii) identification, support, negotiation and analysis (including strategic advice and due diligence) of acquisitions and dispositions by the Company and/or its subsidiaries;

(iii) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements;

(iv) real estate functions, including management and monitoring of real estate properties and development and implementation of real estate strategies;

(v) marketing functions, including monitoring of marketing plans and strategies;

(vi) human resources functions, including searching and hiring of executives; and

(vii) other services for the Company and its subsidiaries upon which the Company and the Consultant mutually agree.

The Consultant will also make periodic reports to the Company with respect to the services provided hereunder. The Consultant will use its commercially reasonable efforts to cause its employees and agents to give the Company and its subsidiaries the benefit of its special knowledge, skill and business expertise to the extent relevant to the Company’s and its subsidiaries’ business and affairs.

4. Reimbursement of Expenses; Independent Contractor. All out-of-pocket expenses reasonably incurred by the Consultant in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company. The Consultant shall not be obligated to make any advance to or for the account of the Company or any of its subsidiaries or to pay any sums, except out of funds held in accounts maintained by the Company and the Consultant shall not be obligated to incur any liability or obligation for the account of the Company or any subsidiary without assurance that the necessary funds for the discharge of such liability or obligation will be provided. Upon submission of reasonable evidence of incurrence and purpose, the Company shall reimburse the Consultant by wire transfer of immediately available funds for any amount paid by the Consultant, which shall be in addition to any other amount payable to the Consultant under this Agreement. The Consultant shall be an independent contractor, and nothing in this Agreement shall be deemed or construed (i) to create a partnership or joint venture between the Company or any subsidiary and the Consultant, or (ii) to cause the Consultant to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) to constitute the Consultant or any of its employees as employees, officers or agents of the Company or any subsidiary.

5. Other Activities of the Consultant; Investment Opportunities. The Company acknowledges and agrees that neither the Consultant nor any of the Consultant’s employees, officers, directors, stockholders, members, partners, managers, affiliates or associates shall be required to devote full time and business efforts to the duties of the Consultant specified in this Agreement, but instead shall devote only so much of such time and efforts as the Consultant reasonably deems necessary. The Company further acknowledges and agrees that the Consultant and its affiliates are engaged in the business of investing in, acquiring and/or managing business for the Consultant’s own account, for the account of the Consultant’s affiliates and associates and for the account of other unaffiliated parties, and understands that the Consultant plans to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit of the Company or any of its subsidiaries or affiliates nor to constitute a conflict of interest. Furthermore, notwithstanding anything herein to the contrary, the Consultant shall be required to bring only such investments and/or business opportunities to the attention of Company or any of its subsidiaries as the Consultant, in its sole discretion, deems appropriate.

6. Compensation of the Consultant.

(a) In consideration of the services to be rendered as described herein, the Company will pay in cash to the Consultant an annual base management and consulting fee equal to (the difference of (i) $500,000, minus (ii) the amount of the annual consulting fee paid to Shelley Nandkeolyar for such year pursuant to that certain Consulting Agreement dated as of the date hereof between the Company and Shelley Nandkeolyar, as amended from time to time (such net amount, the “Consulting Fee”), payable in advance in equal quarterly installments on the first day of each calendar quarter (with the first payment pro-rated for the quarter ending September 30, 2014 and payable on the Effective Date). The payment by the Company of the Consulting Fee hereunder is subject to the applicable restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the payment of any installment of the Consulting Fee, such unpaid Consulting Fee installment shall accrue simple interest at a rate of 8% per annum and the Company shall make such installment payment plus accrued interest as soon as it is permitted to do so under such restrictions. If the Company or its subsidiaries acquire or enter into any additional business operations after the date of this Agreement (each, an “Additional Business”), the Board and the Consultant will, prior to the acquisition or prior to entering into the business operations, in good faith, determine whether and to what extent the Consulting Fee should be increased as a result thereof. Any increase will be evidenced by a written supplement to this Agreement signed by the Company and the Consultant.

(b) In further consideration of the services to be rendered as described herein, and in recognition, in part, that the Consulting Fee charged for such services is below the fees that third parties would charge for similar services, in connection with the consummation of the Original Transaction, the Company hereby agrees to pay (or procure the payment of) to the Consultant or its designees a cash fee of an amount equal to $498,000 as a supplemental management fee, plus all reasonable out-of-pocket expenses incurred by the Consultant and its subsidiaries, affiliates and advisors in rendering services as described herein. Such fees and expenses shall be paid by wire transfer in cash or other immediately available funds to the account(s) designated by the Consultant.

(c) In further consideration of the services to be rendered as described herein, and in recognition, in part, that the Consulting Fee charged for such services is below the fees that third parties would charge for similar services, the Company will pay to the Consultant or its designees in cash a supplemental management fee of 1.1% of the Enterprise Value of the Company (or any holding company or parent), upon the closing of the earlier of (i) the Company’s (or any holding company or parent or subsidiary used for such purpose) initial public offering and (ii) the sale of the Company or the sale of all or substantially all of the assets of the Company (in each case, whether such transaction or series of transactions is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by the Company or its subsidiaries or indirectly by their respective stockholders). The Company shall also pay to the Consultant or its designees in cash a supplemental management fee of 1.1% of the Enterprise Value of any subsidiary of the Company, in each case upon the closing of the earlier of (i) the subsidiary’s (or any holding company or parent used for such purpose) initial public offering and (ii) the sale of the subsidiary or the sale of all or substantially all of the assets of the subsidiary (in each case, whether such transaction or series of transactions is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by the subsidiary or its subsidiaries or indirectly by their respective stockholders). As used herein, “Enterprise Value” shall mean an amount equal to (A) the initial public offering price per share received by the Company (or such subsidiary) multiplied by the number of shares of the Company (or such subsidiary) outstanding on a fully diluted basis in the case of the Company’s or subsidiary’s initial public offering, plus (B) the sum of (i) the cash paid to the stockholders of the Company (or such subsidiary), (ii) the aggregate fair market value of any securities and any other non-cash consideration delivered to the stockholders of the Company (or such subsidiary) and (iii) the amount of all indebtedness for borrowed money of the Company or any of its subsidiaries, which is assumed or acquired by the purchasers or retired or defeased in connection with such sale of the Company (or such subsidiary) or all or substantially all of the assets of the Company (or such subsidiary). The fair market value of any securities issued and any other non-cash consideration delivered in connection with the sale of the Company (or such subsidiary) or all or substantially all of the assets of the Company (or such subsidiary) will be the value determined by the Company (or such subsidiary) and the Consultant on the date that the Board approves the sale.

(d) In further consideration of the services to be rendered as described herein, and in recognition, in part, that the Consulting Fee charged for such services is below the fees that third parties would charge for similar services, upon the occurrence of any Transaction, the Company will pay to the Consultant in cash a supplemental management fee of 1.1% of the Total Value upon the closing of such Transaction. As used in this Section 6(d):

(i) “Transaction” shall mean (A) a merger or consolidation of the Company or any of its subsidiaries with or into another corporation of which the Company or such subsidiary is the surviving corporation and the equityholders of the Company immediately prior to such merger or consolidation continue to own at least fifty percent (50%) of the outstanding equity of the Company following such merger or consolidation, (B) the purchase by the Company or any of its subsidiaries of a majority of another entity’s capital stock or equity or all or substantially all of another entity’s assets, or (C) the acquisition of any debt or equity financing by the Company or any subsidiary; provided, however, that any fee payable to the Consultant upon the acquisition of equity financing pursuant to an initial public offering shall be calculated solely pursuant to Section 6(c) above; and

(ii) “Total Value” shall mean an amount equal to, in the case of Section 6(d)(i)(A) or Section 6(d)(i)(B) above, the sum of (1) the cash consideration paid by the Company or any of its subsidiaries to any party, (2) the aggregate fair market value of any equity or debt securities and any other non-cash consideration delivered by the Company or any of its subsidiaries to any party, and (3) the amount of all indebtedness for borrowed money of any party which is assumed, acquired, retired or defeased by the Company or any of its subsidiaries, in each case in connection with a Transaction or, in the case of Section 6(d)(i)(C) above, the gross funds raised by the Company pursuant to such debt or equity financing.

(e) If, at any time, (i) the Company pays the Consultant or its designees any fee pursuant to Section 6(c) or Section 6(d) above (an “Additional Fee”) and (ii) Seller owns any Class A Units (as defined in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof (as amended from time to time, the “LLC Agreement”)) at the time of such payment, then the Company shall simultaneously pay to Seller a fee equal to (A) the quotient of (1) the amount of such Additional Fee paid to the Consultant or its designees, divided by (2) 1 minus the Pro-Rata Percentage as of the date of the payment of such Additional Fee, minus (B) the amount of such Additional Fee paid to the Consultant or its designees. For purposes of this Section 6(e), “Pro-Rata Percentage” means an amount equal to (x) the total number of Class A Units owned by Seller as of the date of the payment of such Additional Fee, divided by (y) the total number of vested Units then held by all of the Members (as defined in the LLC Agreement) as of the date of the payment of such Additional Fee. By way of example and for illustration purposes only, if the Pro-Rata Percentage is 30% and the Company pays the Consultant or its designees an Additional Fee of $700,000, then a fee of $300,000 will be paid by the Company to Seller.

(f) At no time will such fees be reduced from the amounts stated herein. As used in this Section 6, “Company” shall include any holding company or parent company of the Company. Nothing in this Agreement shall have the effect of prohibiting the Consultant or any of its affiliates from receiving any other fees from the Company, including under that certain Transaction Services Agreement, dated as of the date hereof, by and among the Company and the Consultant.

7. Term. This Agreement shall commence as of the Effective Date and shall remain in effect through the tenth anniversary of the Effective Date (the “Original Term”) and shall be automatically extended thereafter on a year to year basis unless the Company or the Consultant provides written notice of its desire to terminate this Agreement to the other party at least 90 days prior to (i) the expiration of the Original Term or (ii) the date upon which any such extension would otherwise have become effective; provided, however, that this Agreement shall terminate on a Sale of the Company (as defined in the LLC Agreement).

8. Standard of Care. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any of its subsidiaries or for any acts or omissions of any kind (including acts or omissions of the Consultant), unless caused by fraud or intentional misconduct of the Consultant as finally judicially determined by a court of competent jurisdiction.

9. Indemnification of the Consultant. The Company and its subsidiaries hereby agree to jointly and severally indemnify and hold harmless the Consultant and its present and future officers, directors, stockholders, members (both managing and otherwise), partners (both general and limited), managers, affiliates, employees, representatives and agents (“Indemnified Parties”) from and against all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys’ fees) arising from their performance of services hereunder, except to the extent caused by fraud or intentional misconduct of the Consultant as finally judicially determined by a court of competent jurisdiction. The Company further agrees to reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys’ fees and expenses), subject to an undertaking from such Indemnified Party to repay the Company if it is finally judicially determined that the Indemnified Party is not entitled to such indemnity. The Consultant does not make any representations or warranties, express or implied, in respect of the services provided hereunder.

10. Assignment. Without the consent of the Consultant, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. The Consultant shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement, except that the Consultant may transfer its rights and delegate its obligations hereunder to one or more of its affiliates.

11. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier services (charges prepaid) to the parties at the following addresses:

If to the Company:	c/o H.I.G. Growth Partners, LLC 500 Boylston Street, 13th Floor Boston, Massachusetts 02116 Attention: John Kim and Evan Karp Facsimile: [***]

If to Consultant:	H.I.G. Capital, L.L.C. 1450 Brickell Avenue, 31st Floor Miami, Florida 33131 Attention: General Counsel Fax: [***]

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

12. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

13. No Waiver. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

14. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

15. Governing Laws. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

16. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

17. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18. EXCLUSIVE VENUE. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF FLORIDA OR THE STATE COURT IN MIAMI DADE COUNTY, FLORIDA (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

19. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement. Delivery of executed signature pages hereof by facsimile transmission, telecopy or portable document format (.pdf) shall constitute effective and binding execution and delivery of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Professional Services Agreement to be duly entered by the authorized representatives as of the date first above written.

LULU’S HOLDINGS, LLC

/s/ Evan Karp
By: Evan Karp Title: Secretary

H.I.G. CAPITAL, LLC

By: Richard Siegel Title: Vice President and General Counsel

[SIGNATURE PAGE TO PROFESSIONAL SERVICES AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Professional Services Agreement to be duly entered by the authorized representatives as of the date first above written.

LULU’S HOLDINGS, LLC

By: Evan Karp Title: Secretary

H.I.G. CAPITAL, LLC

/s/ Richard Siegel
By: Richard Siegel Title: Vice President and General Counsel

[SIGNATURE PAGE TO PROFESSIONAL SERVICES AGREEMENT]

Company Management Scope of Services Exhibit

•	Review operational performance on a regular basis (usually weekly)

•	Detailed review of monthly financials, including assistance in preparation of monthly financials to send to bank partners

•	Attend, and travel to board meetings, usually held quarterly, and provide strategic direction at such meetings. At times, assist in the preparation of such board materials.

•

Provide corporate governance oversight, including creation of employee handbook and general senior management governance policies, including setting board approval thresholds such as significant capex and customer pricing

•	Interact with auditors to monitor fraud (e.g., answer board questions to auditors upon annual audit preparation)

•	Assist in creation of strategic plan and key business priorities upon consummation of the transaction and going forward

•	Help in the selection of corporate advisors, including outside counsel and auditors

•	Assistance in preparation of annual budget, as well as any reforecasts throughout the year

•	Periodic evaluation of senior executives and determining bonus compensation for CEO and/or CFO

•

Key role in staffing strategy of CEO and CFO positions, and sometimes COO, which would include selection, retention, and management of recruiting firms. Conduct interviews and background checks for key hires.

•	Active role in recruiting senior executives outside of top positions to market company and PE sponsor

•	Active role in occasionally meeting with top suppliers to provide comfort on company vision and financial backing

•	Help structure company bonus plan, including setting EBITDA targets and compensation amounts

•	Help structure and award incentive programs for senior level employees

•	Often lead role in negotiating with banks upon event of default, including structuring and providing additional capital if needed

•

Assist in litigation matters that are outside of the ordinary course of the company’s business, including working with outside counsel and involving Consultant’s internal general counsel when appropriate

•	Provide access to Consultant’s proprietary supplier network discounts – provide access to discounts including telecommunications providers, computer equipment, insurance, office supplies, etc.

•

Provide access to Consultant’s network of ancillary services and consultants, including manufacturing consultants, sale-leaseback providers, equipment loan providers, background check consultants, IT consultants, environmental consultants, and energy management consultants

•	Maintain adequate records for corporate documents

•	Take leadership role in coordinating any significant asset dispositions or divestitures, including preparing materials and financial analysis, and negotiating with sellers

•	Assist in coordination with any other Consultant portfolio company where a mutually beneficial customer-supplier relationship or other synergy opportunity may exist

•	Add-on opportunities

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Sourcing—target companies with sectors, products, channels, geographies, customer bases, etc. that would be complementary to the platform. Negotiate confidentiality agreements as part of this exercise. This also includes external marketing efforts such as deal announcements and press releases sent to the financial community, and may also include the retention of buyside brokers to assist in targeted searches.

•

Diligence—visit add-on opportunities, present indications of interest and letters of intent, negotiate with sell-side bankers or company directly. Help coordinate business, legal, accounting, and other diligence for add-on opportunities.